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                                                                    EXHIBIT 10.1


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     Amended and Restated Employment Agreement, dated as of May 22, 2000, by and between ACTIVISION, INC., a Delaware corporation with its principal offices at 3100 Ocean Park Boulevard, Santa Monica, CA 90405 (the "COMPANY"), and ROBERT A. KOTICK (the "EXECUTIVE").

                                    RECITALS:

     WHEREAS, the Board of Directors of the Company (the "BOARD") approved the execution and delivery of an Employment Agreement, dated as of January 12, 1999, by and between the Company and Executive at a meeting of the Board held on January 12, 1999 (the "EMPLOYMENT AGREEMENT"), pursuant to which, among other things, the Company granted Executive options to purchase 1,000,000 shares of common stock of the Company (the "INITIAL OPTIONS");

     WHEREAS, on April 18, 2000, a "Change of Control" (as defined in Section 9(a)(i) of the Employment Agreement) occurred when Eastbourne Capital Management, L.L.C. acquired greater than 15% of the total outstanding voting stock of the Company (the "EASTBOURNE CHANGE OF CONTROL");

     WHEREAS, in accordance with the Employment Agreement, upon the Eastbourne Change of Control, the Executive became entitled to certain payments and other benefits from the Company;

     WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to enter into this Amended and Restated Employment Agreement (this "Agreement") to provide, among other things, the Executive with certain payments and benefits that became due upon the Eastbourne Change of Control, to reflect certain waivers by the Executive of compensation and other benefits to which he became entitled as a result of the Eastbourne Change of Control, and to assure that the Company will have the continued dedication of the Executive by providing him with the additional compensation and benefit arrangements contained herein;

     WHEREAS, the Compensation Committee of the Board approved the execution and delivery of this Agreement by the Company at a meeting of the Compensation Committee of the Board held on May 24, 2000; and

     WHEREAS, the Company has entered into an Amended and Restated Employment Agreement (the "OTHER EXECUTIVE EMPLOYMENT AGREEMENT"), dated as of the date hereof, on substantially similar terms and conditions as contained herein, with Brian G. Kelly (the "OTHER EXECUTIVE").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


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     1.   POSITION AND DUTIES.

          (a) The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, as Chairman and Chief Executive Officer of the Company, subject to the supervision of, and reporting only to, the Board. The Executive shall have such senior executive powers, duties, authorities and responsibilities as are consistent with Executive's position and title and as have historically been performed by Executive, including acting as co-chairman of any meeting of the Board, supervising financing, acquisitions and similar major strategic transactions and strategic planning for the Company consistent with his title and position, supervising the President and Chief Operating Officer of the Company and managing all non-operating activities of the Company, including corporate governance, organizational structure, acquisitions and financing, senior executive compensation, stock and stock option issuances and stock option plan management. At all times during the period of Executive's employment, the Executive shall, unless he otherwise elects, be nominated for election by the shareholders of the Company to the Board.

          (b) During the Employment Period (as defined in Section 2 below) and excluding any periods of vacation, the Executive agrees to devote such time, attention and efforts to the business and affairs of the Company as may be necessary to discharge the duties and responsibilities assigned to the Executive hereunder and to use the Executive's reasonable best efforts to perform faithfully and efficiently such duties and responsibilities.

          (c) It shall not be a violation of this Agreement for the Executive to engage in any activity which is, in the good faith opinion of the Executive, not inconsistent with the Company's interests and prospects, including, without limitation, (a) serving on civic or charitable boards or committees; (b) serving as an officer or director of any Company that is not in a Competitive Business (as defined herein); (c) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; (d) managing personal investments; and (e) attending conferences conducted by business organizations; provided, however, that such activity does not significantly interfere with the performance of Executive's duties and responsibilities hereunder. It is expressly understood and agreed that to the extent that any activity has been conducted by the Executive prior to the date of this Agreement, the continued conduct of such activity (or the conduct of an activity similar in nature and scope thereto) during the Employment Period shall be deemed not to interfere with the performance of the Executive's duties and responsibilities to the Company and shall not constitute a violation of this Agreement.

          (d) Except for periodic travel assignments, the Executive shall not, without his consent, be required to perform services for the Company at any place other than the principal place of the Company's business which shall at all times, unless the Executive otherwise consents, be within a 20 mile radius of the Company's current principal place of business. Notwithstanding anything herein to the contrary, the Executive may, at his sole discretion and upon prior written notice to the Board, relocate


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at any time to New York City, New York in connection with the establishment by the Company of executive offices in such city.

     2. EMPLOYMENT PERIOD. The employment of the Executive under the terms of this Agreement shall become effective on April 1, 2000 and terminate on March 31, 2006 (the "EMPLOYMENT PERIOD"). Notwithstanding anything contained herein to the contrary, the Executive's employment pursuant to the terms of this Agreement is subject to termination pursuant to Section 5 below.

     3. COMPENSATION. The Executive shall receive the following compensation (the Compensation") for his services hereunder:

          (a) BASE SALARY. The Company shall pay to the Executive a base salary ("BASE SALARY") in respect of each fiscal year of the Company or portion thereof during the Employment Period. Commencing on April 1, 2000, the Base Salary for the Company's fiscal year ending March 31, 2001 shall be $450,000. Thereafter, on April 1 of each year of the Employment Period, beginning on April 1, 2001, the Base Salary shall automatically increase to an amount equal to one hundred ten (110%) percent of the Base Salary for the Company's prior fiscal year. The Company may withhold from any amounts payable under this Agreement all applicable tax, Social Security and other legally required withholding pursuant to any law or regulation ("WITHHOLDING"). The Base Salary shall be paid in accordance with the customary payroll practices of the Company at regular intervals, but in no event less frequently than every month, as the Company may establish from time to time for senior executive employees of the Company. The Board shall conduct an annual performance appraisal and salary review on behalf of the Executive and may adjust the Base Salary for any succeeding fiscal year, but never below the Base Salary that would have been in effect during such succeeding fiscal year in accordance with this Section 3(a). Any period of less than a full fiscal year which the Base Salary is calculated shall be pro rata.

          (b) ANNUAL BONUS. The Executive shall be entitled to receive an annual bonus for each fiscal year of the Company (the "ANNUAL BONUS"), beginning with the fiscal year ending March 31, 2001, based upon the Company achieving mutually agreed upon financial and business objectives for the fiscal year with respect to which the Annual Bonus accrues. Such financial and business objectives for each fiscal year shall be (i) agreed to by the Executive and the Board not later than fifteen (15) days prior to the beginning of each fiscal year and shall be (ii) made in accordance with Section 11 of the Company's 1998 Incentive Plan. The Annual Bonus shall take of the form of, without limitation, cash, shares of common stock of the Company, Options (as defined herein) or loans, as the case may be. The Company shall pay each Annual Bonus to the Executive no later than thirty (30) days after the completion of the Company's audited consolidated financial statements by the Company's auditors for the subject fiscal year. Each Annual Bonus payment shall be subject to Withholding. Along with the payment of each Annual Bonus, the Company shall also deliver to the Executive a written statement setting forth the basis of its calculation of such Annual Bonus. The Executive and the Executive's representatives shall have the right, at the Executive's cost, to inspect the records of the


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Company with respect to the calculation of any such Annual Bonus, to make copies of said records utilizing the Company's facilities without charge, and to have free and full access thereto upon reasonable notice during the normal business hours of the Company. Any period of less than a full fiscal year which the Annual Bonus is calculated shall be pro rata. The Annual Bonus is intended to qualify as a Performance Award under Section 11 of the Company's 1998 Incentive Plan and shall be subject to the conditions and limitations of such section.

          (c) PERFORMANCE BONUS. The Board, in its sole discretion, may award to the Executive a performance bonus at any time in such amount and in such form as the Board may determine, including, without limitation, in the form of cash, shares of common stock of the Company, Options or loans, as the case may be (the "PERFORMANCE BONUS"), after taking into consideration other compensation paid or payable to the Executive under this Agreement, as well as the financial and non-financial progress of the business of the Company and the contributions of the Executive toward that progress. Any Performance Bonus shall be subject to Withholding. Any period of less than a full fiscal year which the Performance Bonus is calculated shall be pro rata.

     4.   BENEFITS.

          (a) MEDICAL, ETC. The Executive shall be entitled to such medical and other benefits, including hospitalization, disability, life and health insurance, to the extent offered by the Company, as are customarily made available to senior executive officers of the Company and upon the same terms. The Executive shall also be entitled to receive those benefits and privileges that the Company currently, and may at any time in the future, provide for its executive officers upon the same terms.

          (b) EXPENSES. The Executive shall be reimbursed by the Company for all reasonable travel, entertainment, conference expenses, organization dues and other expenses incurred by the Executive in connection with the performance of Executive's services under this Agreement, subject to the Company's policies in effect from time to time with respect to such expenses, including the requirements with respect to reporting and documentation of such expenses.

          (c) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, including personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the 90-day period immediately preceding the date of this Agreement, or, if more favorable to the Executive, as provided at any time after such date to Executive or other senior executive officers of the Company.

          (d) VACATION. The Executive shall be entitled to four (4) weeks paid vacation each fiscal year during the Employment Period, in addition to regular paid holidays provided to all employees of the Company; provided that unused vacation time shall not be carried over to any subsequent year. Vacation time shall be taken as


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determined by the Executive in his reasonable and good faith discretion;
provided that such time taken is mutually convenient to the Company and not disruptive to the Company's activities or the Executive's responsibilities.

          (e) LIFE INSURANCE. The Company shall continue to maintain a renewable term insurance policy or policies for a period of ten (10) years commencing on the date hereof covering the life of the Executive in an amount of $3,000,000 naming the Executive's estate or any other person designated by the Executive as beneficiary of such policy or policies. The Executive has the right to require the Company at any time to prepay all of the premiums associated with such policy or policies so as to ensure such policies remain in force for the full ten (10) year period.

     5. TERMINATION. The employment by the Company of the Executive shall be terminated as provided in this Section 5:

          (a)  DEATH. Upon the Executive's death ("DEATH").

          (b)  DISABILITY.

               (i) The Company or the Executive, upon not less than thirty (30) days written notice to the other party ("DISABILITY NOTICE"), may terminate the employment by the Company of the Executive if the Executive has been unable, by reason of physical or mental disability, to render, for 120 successive days or for shorter periods aggregating 210 days or more in any twelve month period, services of the character contemplated by this Agreement and will be unable to resume providing such services within a reasonable period of time by reason of such disability (such circumstances being referred to as "DISABILITY").

               (ii) The determination of whether the Executive has become disabled within the meaning of this Section 5(b) shall be made (A) in the case of a termination of employment by the Company, by a medical doctor selected by the Company, or (B) in the case of a termination of employment by the Executive, by Executive's medical doctor. In the event the Company gives a notice of termination of employment under this Section 5(b), the Executive or his representative may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by Executive's medical doctor. In the event the Executive gives a notice of termination of employment under this Section 5(b), the Company may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by a medical doctor selected by the Company. In either case, if such medical doctors do not agree with regard to the determination of Disability, they shall mutually choose a third medical doctor to examine the Executive, and the Disability determination of such third medical doctor shall be binding upon both the Company and the Executive.


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          (c)  WITHOUT CAUSE. By the Company, for any reason other than Death,
Cause or Disability, but only upon a vote of a majority of the entire Board at a meeting duly called and held at which Executive shall have the right to be present and be heard.

          (d) CAUSE. By the Company, for Cause, but only upon a vote of a majority of the entire Board at a meeting duly called and held at which Executive shall have the right to be present and be heard. The term "Cause" means (i) any act of fraud or embezzlement in respect of the Company or its funds, properties or assets; or (ii) conviction of the Executive of a felony relating to his actions as an executive of the Company under the laws of the United States or any state thereof (provided that all rights of appeal have been exercised or have lapsed) unless such acts were committed in the reasonable, good faith belief that his actions were in the best interests of the Company and its stockholders and would not violate criminal law; or (iii) willful misconduct or gross negligence by the Executive in connection with the performance of his duties that has caused or is highly likely to cause severe harm to the Company; or (iv) intentional dishonesty by the Executive in the performance of his duties hereunder which has a material adverse effect on the Company.

          (e) RESIGNATION. By the Executive, other than for Good Reason, as hereinafter defined ("RESIGNATION").

          (f) GOOD REASON. By the Executive, for Good Reason. As used herein, the term "GOOD REASON" means that, without the Executive's prior written consent, there shall have occurred: (i) a reduction in the Executive's Base Salary other than the dollar amount of the Annual Bonus or the dollar amount of the Performance Bonus; (ii) a material reduction in the Executive's benefits;
(iii) the assignment to the Executive of any duties inconsistent with the Executive's position, duties, responsibilities, authority or status with the Company or a change in Executive's reporting responsibilities, titles or offices as in effect prior to such assignment or change; (iv) the Company's material breach or failure to perform, when due, any of its obligations under this Agreement, unless cured within 10 days after receipt of written notice by the Company from the Executive specifically identifying the manner in which the Executive believes the Company has materially breached such obligations; (v) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the applicable requirements with respect to Section 6 of this Agreement; (vi) a determination by the Executive, made in good faith, that the Executive is not able to discharge his duties effectively by reason of directives from the Board, a Change of Control or similar circumstances; or (vii) a failure by the Company to renew this Agreement at the conclusion of the Employment Period on such terms and conditions as are similar to the terms and conditions contained herein.

     6. NOTICE AND DATE OF TERMINATION. Any termination of the Executive's employment under Section 5, other than by reason of Death, shall be communicated by written Notice of Termination from the terminating party to the other party hereto. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set


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forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The effective date of any termination of the Executive's employment (the "DATE OF TERMINATION") shall be:

          (a) if the Executive's employment is terminated by Death, the date of the Executive's death;

          (b) if the Executive's employment is terminated by the Company Without Cause or by the Executive for Good Reason, 30 days after Notice of Termination is given;

          (c) if the Executive's employment is terminated by reason of Disability, (i) 30 days after the Disability Notice or (ii) upon a final determination, pursuant to Section 5(b)(ii) above, as the case may be, whichever is later; provided that the Executive shall not have returned to the full-time performance of his duties during such period; and

          (d) if the Executive's employment is terminated on account of Cause or Resignation, the date specified in the Notice of Termination, which shall be no less than ten (10) nor more than 30 days after such Notice of Termination is given.

     7. COMPENSATION UPON TERMINATION. The Executive shall be entitled to the following Compensation from the Company upon termination of employment pursuant to Section 5 in full discharge of the Company's obligations (each a "TERMINATION COMPENSATION"):

          (a) COMPENSATION UPON DEATH. In the event of termination of the Executive's employment upon Death, the Executive's heirs, successors or legal representatives shall be entitled to receive: (i) the Base Salary through the Date of Termination; (ii) any unpaid Annual Bonus and Performance Bonus for any prior fiscal year; (iii) pro rata Annual Bonus for the current fiscal year; (iv) an amount equal to 300% of the dollar amount of the Base Salary paid or payable to the Executive hereunder for the Company's most recent fiscal year immediately prior to the Executive's date of death; (v) reimbursement due to Executive pursuant to Section 4(b); (vi) the Executive's then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage that was provided to Executive immediately prior to the Executive's death for a two year period, with the cost of such continued insurance or coverage being borne by the Company. All such payments shall be in addition to any payments the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company. In addition, all options granted to the Executive to purchase shares of common stock of the Company, whether granted pursuant to this Agreement or granted at any time prior hereto or hereafter, then held by the Executive shall, to the extent not already vested and exercisable, immediately vest and become exercisable until the later of the fifth anniversary of the Date of Termination or May 22, 2010.


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          (b)  COMPENSATION UPON DISABILITY. In the event of termination of the
Executive's employment for Disability, the Executive shall be entitled to receive: (i) the Base Salary through the Date of Termination; (ii) any unpaid Annual Bonus and Performance Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus and Performance Bonus for the fiscal year in which the Date of Termination occurs; (iv) reimbursement due to Executive pursuant to
Section 4(b); (v) an amount equal to three hundred (300%) percent of the average Base Salary paid or payable to the Executive hereunder for the Company's three most recent fiscal years immediately prior to the Executive's disability termination less the amount, if any, of any payments received by the Executive from any Company-funded disability insurance plan, payable in installments at least as frequent as monthly, subject to Withholding for the longer of two (2) years or the balance of the Employment Period; and (vi) the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to such disability termination for the longer of two (2) years or the balance of the Employment Period, with the cost of such continued insurance or coverage being borne by the Company. In addition, all options granted to the Executive to purchase shares of common stock of the Company, whether granted pursuant to this Agreement or granted at any time prior hereto or hereafter, then held by the Executive shall, to the extent not already vested and exercisable, immediately vest and become exercisable until the later of the fifth anniversary of the Date of Termination or May 22, 2010.

          (c) COMPENSATION UPON RESIGNATION OR TERMINATION FOR CAUSE. In the event of termination of the Executive's employment upon Resignation or termination for Cause, the Executive shall be entitled to receive the (i) Base Salary through the Date of Termination; (ii) any unpaid Annual Bonus and Performance Bonus for any prior fiscal year; and (iii) reimbursement due to Executive pursuant to Section 4(b).

          (d) COMPENSATION UPON TERMINATION BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE. In the event the Executive's employment is terminated by the Executive for Good Reason or by the Company Without Cause, then the Executive shall be entitled to receive: (i) the Base Salary through the Date of Termination; (ii) any unpaid Annual Bonus and Performance Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus and Performance Bonus for the fiscal year in which the Date of Termination occurs; (iv) reimbursement due to Executive pursuant to Section 4(b); (v) an amount equal to the greater of (A) the dollar amount equal to the Base Salary, Annual Bonus and Performance Bonus paid or payable to the Executive hereunder for the Company's most recent fiscal year immediately prior to the Executive's termination multiplied by three, and (B) the dollar amount payable to Executive hereunder for the remaining term of this Agreement had the Executive's employment not been terminated (the "Amount Payable"); and (vi) the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to such termination for the longer of two (2) years or the balance of the Employment Period, with the cost of such continued insurance or coverage being borne by the Company; provided, however, that the Company shall not be required to provide any such coverage after such time as Executive becomes entitled to receive


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(without regard to any individual waivers of coverage or other similar arrangements) comparable health/medical benefits of the same type from another employer or recipient of Executive's services. For purposes of computing the Amount Payable, for each fiscal year during the remainder of the Employment Period, (A) Base Salary shall be determined in accordance with the terms of
Section 3(a) of this Agreement and (B) the Annual Bonus and Performance Bonus for each fiscal year of the remaining Employment Period shall be deemed to be equal to the product of (1) the Base Salary that would have been in effect during such fiscal year and (2) a fraction, the numerator of which is the total of the Annual Bonus and Performance Bonus that was paid to the Executive for the Company's two fiscal years preceding Executive's termination, and the denominator of which is the Base Salary that was paid to Executive for the Company's two fiscal years preceding Executive's termination. In addition, all outstanding loans extended by the Company to Executive shall be forgiven and all options granted to the Executive to purchase shares of common stock of the Company, whether granted pursuant to this Agreement or granted at any time hereafter, then held by the Executive shall immediately vest and become exercisable until the later of the fifth anniversary of the Date of Termination or May 22, 2010.

          (e) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 or in Section 10(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 or in Section 10(c) be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in this Section 7 or in Section 10(c).

          (f) All amounts to be paid to the Executive hereunder shall be paid to the Executive in a lump sum no later than ten days following the Date of Termination.

     8. ADVISORY AGREEMENT. In the event of termination of Executive's employment other than upon Death, Disability or termination for Cause, and other than termination by Executive upon Resignation (other than a Resignation following a Change of Control) ("ADVISORY TERMINATION"), the Company and Executive shall enter into a consulting agreement (the "CONSULTING AGREEMENT") pursuant to which the Company shall retain Executive as a consultant of the Company for a period of four years following the Advisory Termination. The Consulting Agreement shall provide for, among other things, (i) payment of fees to the Executive in an amount equal to 80% of the Executive's Base Salary in effect during the Company's most recent fiscal year preceding an Advisory Termination, (ii) that Executive shall continue to receive those benefits described in Section 4 herein (other than those benefits described in Section 4(e)), (iii) that Executive shall not be restricted from engaging (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in such activities as the Executive deems appropriate to engage in during the term of the Consulting Agreement, provided that such activities are not directly competitive with the activities of the Company, and (iv) that Executive shall not be required to provide services under the Consulting Agreement in excess of 20 hours per month and such


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services shall be provided at such times and places as is to be mutually determined by the Company and the Executive.

     9.   STOCK OPTIONS.

          (a) EXISTING OPTIONS. Any and all options granted to the Executive to purchase shares of common stock of the Company prior to the date hereof, whether pursuant to the Employment Agreement or otherwise, (i) vested and became exercisable in full on April 18, 2000 and shall be exercisable until April 18, 2010, and (ii) shall be transferable in whole or in part, at any time and from time to time, to the Executive's spouse or children, or to a trust created by the Executive for the benefit of the Executive or his immediate family or to a corporation or other entity controlled by the Executive and in which the Executive or members of his immediate family have all of the economic interests, without regard to Executive's continued employment with the Company and without regard to any inconsistent provisions of the agreements pursuant to which such options were granted.

          (b)  NEW OPTIONS. In addition to the compensation described in
Section 3 hereof, the Company, as of May 22, 2000, entered into a Stock Option Agreement with the Executive granting the Executive options (the "OPTIONS") to purchase 1,000,000 shares of common stock of the Company at the market price on the close of business on May 22, 2000.

          (c) OUTSTANDING OPTIONS. For purposes of this Agreement, the term "OUTSTANDING OPTIONS" with reference to a particular date shall mean the Options and all other options to purchase Common Stock held by the Executive as at such date, whether or not such options are then vested and exercisable.

     10. CHANGE OF CONTROL. In the event that the Executive is an employee of the Company at the moment immediately prior to a Change of Control (as defined herein), the Executive shall be entitled to receive all benefits described in this Section 10.

          (a) For purposes of this Agreement, a "CHANGE OF CONTROL" shall be deemed to occur upon the occurrence of any of the following events:

               (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations promulgated thereunder) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 25% of the total outstanding voting stock of the Company;

               (ii) the individuals who constitute the Board as of the date of this Agreement (the "INCUMBENT BOARD") cease to constitute a majority of the Board, for any reason(s) other than (A) the voluntary resignation of one or more Board members; (B) the removal of one or more directors by the Company's shareholders for good cause; provided, however (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be


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deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "ELECTION CONTEST" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended) or as a result of a solicitation of proxies or consents by or on behalf of any "person" or "group" identified in clause (a)(i) above; or

               (iii) the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however that any such transaction shall not constitute a Change of Control if the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of sixty-five percent (65%) of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction.

               (iv) For purposes of this subsection, the term "AFFILIATE" means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a "PERSON"), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "CONTROL," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "AFFILIATED," "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

          (b) In the event that the Executive is an employee of the Company at the moment immediately prior to a Change of Control:

               (i) the Company shall pay ("CHANGE OF CONTROL COMPENSATION") to the Executive additional compensation in the form of cash equal to, on the date of a Change of Control and with respect to all Outstanding Options as of the date of the Change of Control (whether or not all such Outstanding Options have vested or are exercisable on such date), the product of (x) the number of shares of common stock of the Company underlying each of the Outstanding Options and
(y) the amount, if any, that the exercise price of any Outstanding Options (as adjusted pursuant to Section 10(b)(iv)) (the "EXERCISE PRICE") or the Closing Share Value (as defined below), whichever is less, exceeds the Initial Share Value (as defined below);

               (ii) with respect to each Outstanding Option as of the date of the Change of Control, in the event that the Closing Share Value is greater than the Exercise Price of any such Outstanding Option (as adjusted pursuant to Section

10(b)(iv)), then the Executive shall have the right, separately with respect to each of the Outstanding Options, to either (A) retain the Outstanding Options,
(B) exercise the Outstanding Options, or (C) forfeit the Outstanding Options and receive, in exchange therefor, a cash payment equal to the number of shares of common stock of the Company underlying the Outstanding Options multiplied by the amount that the Closing Share Value exceeds the Exercise Price of the Outstanding Options (as adjusted pursuant to Section 10(b)(iv));

               (iii) upon the occurrence of a Change of Control, all then Outstanding Options shall immediately vest and become exercisable for a period of ten (10) years commencing on the Date of Termination without regard to Executive's continued employment with the Company pursuant to this Agreement and without regard to the terms of any option agreement or option certificate applicable to any Outstanding Options;

               (iv) upon the occurrence of a Change of Control, the Exercise Price of all of the then Outstanding Options shall be adjusted ("REPRICING") to equal the lower of (i) the weighted average exercise price on the date hereof of all Outstanding Options on the date hereof, (ii) the weighted average exercise price of all Outstanding Options immediately prior to the date of the Change of Control, (iii) the weighted average exercise price on the date hereof of all options to acquire shares of common stock of the Company held by the Other Executive (the "OTHER EXECUTIVE OUTSTANDING OPTIONS") on the date hereof, or
(iv) the weighted average exercise price of all of the Other Executive Outstanding Options immediately prior to the date of the Change of Control (the lesser of such amounts being referred to as the "WEIGHTED AVERAGE EP"); provided, however, that any Outstanding Options with an Exercise Price less than the Weighted Average EP shall not be subject to Repricing in accordance with the terms of this Section 10(b)(iv) and shall continue to have the Exercise Price in effect on the date hereof or immediately prior to the date of the Change of Control, as the case may be, for such Outstanding Options; and

               (v) any and all payments payable to Executive relating to the Outstanding Options in accordance with this Section 10 ("OPTION PAYMENTS") shall be computed based on the Exercise Price (as adjusted pursuant to Section 10
(b)(iv))

          (c) In the event that the Executive's employment is terminated by the Executive upon Resignation during the six month period following the three month anniversary of the effective date of the Change of Control, or by the Executive for Good Reason, or by the Company Without Cause, at any time during the nine month period following the effective date of the Change of Control, the Executive shall receive, in addition to the amounts payable pursuant to Section 7(c), (i) the pro rata portion of the Annual Bonus and Performance Bonus for the fiscal year in which the Change of Control occurs, computed through the Date of Termination; (ii) an amount equal to the greater of (A) the dollar amount equal to the Base Salary, Annual Bonus and Performance Bonus paid or payable to the Executive hereunder for the Company's most recent fiscal year immediately prior to the Executive's termination multiplied by five, and (B) the Amount

Payable; and (iii) the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to such Change of Control for the longer of two (2) years or the balance of the Employment Period, with the cost of such continued insurance or coverage being borne by the Company; provided, however, that the Company shall in not be required to provide any such coverage after such time as Executive becomes entitled to receive (without regard to any individual waivers of coverage or other similar arrangements) comparable health/medical benefits of the same type from another employer or recipient of Executive's services. In addition, all outstanding loans extended by the Company to Executive shall be forgiven. All amounts to be paid to the Executive pursuant to this Section (c) shall be paid to the Executive not later than ten days following the Date of Termination.

          (d) If in the opinion of tax counsel selected by the Executive and reasonably acceptable to the Company, the Executive has or will receive any compensation or recognize any income (whether or not pursuant to this Agreement or any plan or other arrangement of the Company and whether or not the Executive's employment with the Company has terminated) which constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code") (or for which a tax is otherwise payable under Section 4999 of the Code), then the Company shall pay the Executive an additional amount (the "ADDITIONAL AMOUNT") equal to the sum of
(i) all taxes payable by the Executive under Section 4999 of the Code with respect to (A) all such excess parachute payments (or otherwise) and (B) the Additional Amount, plus (ii) all federal, state and local income taxes payable by Executive with respect to the Additional Amount. The amounts payable pursuant to this Section 10(d) shall be paid by the Company to the Executive concurrently with the payment of such compensation or recognition of income giving rise to the Company's obligations under this Section 10(d).

          (e)  For purposes of this subsection:

               (i) "INITIAL SHARE VALUE" shall mean the average of the Closing Prices of the shares of common stock of the Company for the period commencing on the 180th day prior to the date of the Change of Control and ending on the 150th day prior to the date of the Change of Control;

               (ii) "CLOSING SHARE VALUE" shall mean the Closing Price of the shares of common stock of the Company on the date of the Change of Control; and

               (iii) the "CLOSING PRICE" of a share of common stock of the Company on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the highest bid and lowest ask prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer used, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making market in the shares as such person is selected from time to time by the Board or, if there are no professional market makers making a market in the shares, then the value as determined in good faith judgement of the Board.

     11. FAVORED NATIONS. If the Other Executive shall receive a Benefit (as defined herein) pursuant to the provisions of the Other Executive's Employment Agreement or otherwise, which is in excess of a Benefit, if any, received by the Executive pursuant to the provisions of this Agreement or otherwise (such date, if any, that the Other Executive or the Executive receives a Benefit, a "BENEFIT DATE"), the Company shall provide to the Executive a cash payment in an amount that is equivalent to the value of the Benefit received by the Other Executive less the value of the Benefit, if any, received by the Executive at a Benefit Date ("FAVORED PAYMENT").

          (a) For purposes of computing a Favored Payment, the Executive and the Board shall endeavor to mutually determine, in good faith, the dollar value of a Favored Payment. If the Executive and the Board do not determine the dollar value of a Favored Payment within 30 days of a Benefit Date, the dollar value of the Favored Payment shall be determined by independent public accountants mutually acceptable to the Company and the Executive, which determination shall be conclusive and binding.

          (b) For purposes of this Agreement, a "BENEFIT" shall be deemed to include any payment or other benefit which is received by the Executive or the Other Executive or granted to the Executive or the Other Executive, as the case may be, pursuant to the terms of this Agreement or the Other Executive Employment Agreement or otherwise, including, without limitation, the Repricing of either of the Outstanding Options or the Other Executive Outstanding Options, other than:

               (i) a Benefit which the Compensation Committee of the Board or the Board, as the case may be, shall specifically determine at the time the Benefit is approved by the Compensation Committee or the Board, as the case may be, to not be a Benefit for purposes of this Agreement; or

               (ii) a Favored Payment.

     12. ADVANCES. The Company may, upon written consent of the Board, make an advance to the Executive against any compensation or other amounts to be paid by the Company to the Executive (an "ADVANCE"). Any amounts due under this Agreement to the Executive shall, at the election of the Company, be offset by any then outstanding Advances. In the event of Executive's termination of employment, Executive agrees that the Company shall have the right to offset the amount of any and all outstanding Advance(s) against any compensation or any other amounts due to the Executive from the Company, and that any remaining balance of the Advance(s) shall be repaid by the Executive within ninety (90) days after the termination of Executive's employment by the Company.

     13.  NON-COMPETITION AND NON-SOLICITATION.

          (a) NON-COMPETITION PROHIBITED ACTIVITIES. During the term of his employment hereunder and for two (2) years thereafter (the "NON-COMPETITION PERIOD"), the Executive shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any Competitive Business (as hereinafter defined) in the Territory (as hereinafter defined). For purposes of determining whether the Executive is permitted to be a shareholder of a corporation engaged in a Competitive Business, the Executive's ownership of less than 5% of the issued and outstanding securities of a company whose securities are publicly-traded in any U.S. or non-U.S. securities exchanges or quotation system shall be permitted.

          (b) NON-SOLICITATION PROHIBITED ACTIVITIES. During the Non-Competition Period and in the Territory, the Executive covenants and agrees that he shall not solicit, directly or indirectly, any person who is, at that time, or who was at any time within three (3) months prior to that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company.

          (c) As used herein, the term "COMPETITIVE BUSINESS" shall mean any business engaged in publishing and distributing video games and entertainment software for personal computers.

          (d)  As used herein, the term "TERRITORY" shall mean:

               (i) The following counties in the State of California: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, and Yuba;

               (ii) Each and every county or other political or geographical subdivision in the balance of the United States of America and the dependent territories of the United States of America; and

               (iii) Each and every county or other political or geographical subdivision in the world.

          (e) The foregoing prohibitions in subsections (a) and (b) shall bind the Executive only so long as the Company pays him the Termination Compensation pursuant to Section 7 or the Change of Control Compensation pursuant to Section 10 during the Non-Competition Period and otherwise complies with its obligations hereunder.

     14. CONFIDENTIAL INFORMATION. The Executive has executed or, if not previously executed, agrees to execute and be bound by the terms and conditions of the Company's Employee Proprietary Information Agreement ("PROPRIETARY INFORMATION AGREEMENT"), attached hereto as Appendix A.

     15. UNENFORCEABILITY. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

     16. INJUNCTIVE RELIEF. The Executive agrees that the restrictions and covenants contained in Section 13 and in the Proprietary Information Agreement are necessary for the protection of the Company and any breach thereof will cause the Company irreparable damages for which there is no adequate remedy at law. The Executive further agrees that, in the event of a breach by the Executive of any of Executive's obligations thereunder, the Company shall have the absolute right, in addition to any other remedy that might be available to it, to obtain from any court having jurisdiction, such equitable relief as might be appropriate, including temporary, interlocutory, preliminary and permanent decrees or injunctions enjoining any further breach of such provisions.

     17. INDEMNIFICATION AND ATTORNEYS' FEES. Subject to applicable laws, during the Employment Period and thereafter, the Company shall indemnify, hold harmless and defend the Executive from all damages, claims, losses, and costs and expenses (including reasonable attorney's fees) arising out of, in connection with, or relating to all acts or omissions taken or not taken by him in good faith while performing services for the Company, and shall further promptly reimburse the Executive for all expenses (including attorney's fees) incurred in enforcing the benefits of this Agreement. The Company shall use its best efforts to continue to maintain an insurance policy covering the officers and directors of the Company against claims and/or lawsuits, at least as favorable as such policy that is currently in effect, and shall cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors during the Employment Period and for a period of at least six (6) years thereafter.

     18. WAIVER. Executive hereby waives any and all rights to payment (whether the Executive is entitled to a cash payment or other payment arising on account of the Initial Options), and hereby agrees that this Agreement satisfies any and all obligations that are due to Executive, pursuant to the Employment Agreement that became due to the Executive by virtue of the Eastbourne Change of Control, provided, however, that such waiver shall not apply to payments or other benefits that may hereafter become due to Executive upon a Change of Control pursuant to the terms and conditions contained herein.

     19.  MISCELLANEOUS.

          (a) SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

          (b) NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

               If to the Company:

               Activision, Inc.
               3100 Ocean Park Boulevard
               Santa Monica, CA  90405
               Attention: General Counsel

               with a copy to:

               Robinson Silverman Pearce Aronsohn & Berman, LLP
               1290 Avenue of the Americas
               New York, NY 10104
               Attention: Kenneth L. Henderson, Esq.

               If to the Executive:

               Robert A. Kotick
               1101 Cove Way
               Beverly Hills, CA 90210

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (c) WAIVER. No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.

          (d) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof; provided, however, that Section 13 of this

Agreement shall be governed by, and construed in accordance with, the laws of the state in which the Executive has his principal office.

          (e) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and is intended to supersede all prior employment negotiations, understandings and agreements. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

          (f) SUCCESSORS: BINDING AGREEMENT. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Executive is concerned this Agreement, being personal, cannot be assigned.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

          (h) HEADINGS. The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.

          (i) SATURDAYS, SUNDAYS AND HOLIDAYS. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or a legal holiday in the State of California, the date for such determination or action shall be extended to the first business day immediately thereafter.

                  [SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       ACTIVISION, INC.


                                       By: /s/ BRIAN G. KELLY
                                           -----------------------------------
                                           Name:  Brian G. Kelly
                                           Title: Co-Chairman


                                           /s/ ROBERT A. KOTICK
                                           -----------------------------------
                                           Robert A. Kotick